Exhibit 99.1
PRESS RELEASE

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PHILIP MORRIS INTERNATIONAL INC. TO REDEEM 2.625% NOTES DUE 2022

NEW YORK – December 13, 2021 – Philip Morris International Inc. (NYSE: PM) (“PMI”) today announced that it will redeem all of its outstanding 2.625% Notes due February 18, 2022 (the “Notes”) on January 18, 2022 (the “Redemption Date”). The Notes are listed on the New York Stock Exchange under the symbol “PM22A” and have been assigned CUSIP No. 718172 BZ1 and ISIN No. US718172BZ15. As of December 13, 2021, $500,000,000 aggregate principal amount of the Notes were outstanding. On the Redemption Date, PMI will pay to the registered holders of the Notes a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.
This press release does not constitute a notice of redemption of the Notes. Holders of the Notes should refer to the notice of redemption delivered to the registered holders of the Notes by HSBC Bank USA, National Association, the trustee with respect to the Notes.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, its shareholders and other stakeholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, versions of PMI's IQOS Platform 1 device and consumables have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn products, nicotine-containing vapor products and oral nicotine products. As of September 30, 2021, PMI's smoke-free products are available for sale in 70 markets in key cities or nationwide, and PMI estimates that approximately 14.9 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.